Exhibit 35.1

CERTIFICATE OF COMPLIANCE

The undersigned hereby certifies that the undersigned is the duly elected and acting Vice President and Controller of WISCONSIN ELECTRIC POWER COMPANY, as servicer (the “Servicer”) under the Environmental Control Property Servicing Agreement dated as of May 12, 2021 (the “Servicing Agreement”) by and between the Servicer and WEPCO ENVIRONMENTAL TRUST FINANCE I, LLC, and further certifies that:

1.            A review of the activities of the Servicer and of its performance under the Servicing Agreement during the fiscal year ended December 31, 2025 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement.

2.            To the best of the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the fiscal year ended December 31, 2025.

WISCONSIN ELECTRIC POWER COMPANY, as Servicer

/s/ William J. Guc
Date:	March 12, 2026	William J. Guc
Vice President and Controller